Exhibit 99.1

NEWS BULLETIN	RE:	Headwaters Incorporated
10701 S. River Front Parkway, Suite 300
FROM:		South Jordan, UT 84095
Phone: (801) 984-9400
NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	ANALYST CONTACT:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Financial Profiles
(801) 984-9400	(310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS FOR FIRST QUARTER OF FISCAL 2014

•                  Revenue of $166 Million

•                  Operating Income of $8 Million

•                  Adjusted EBITDA of $24 Million

SOUTH JORDAN, UTAH, FEBRUARY 4, 2014 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its first quarter of fiscal 2014.

First Quarter 2014 Highlights

•                  Revenue in light building products and heavy construction materials grew 14% year-over-year, including 7% organic growth

•                  Light building products revenue increased 21% and Adjusted EBITDA increased 29%

•                  Heavy construction materials revenue increased 5% and Adjusted EBITDA increased 23%

•                  EPA committed to revising RCRA Subtitle D nonhazardous solid waste rules for disposal of fly ash by December 2014

•                  Acquired 80% of  Roof Tile, a leading manufacturer of high quality concrete roof tiles and accessories sold under the Entegra brand, primarily in the Florida market

•                  Issued $150.0 million of 7¼% senior unsecured notes due 2019

•                  Adjusted earnings per share from continuing operations increased from $0.05 per share in the December quarter 2013 to $0.07 per share in the December quarter 2014

CEO Commentary

“We had a particularly strong October, leading to combined Adjusted EBITDA growth of 26% in our light and heavy construction materials segments. While  the trim board product line that we acquired last year was accretive, our Adjusted EBITDA growth was primarily organic,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “We anticipate 2014 margin improvement year-over-year in both our light and heavy segments, and our first quarter was a solid start with combined margin improvement of more than 170 basis points.

“We anticipate having as much success with our December roof tile acquisition as we have had with our trim board product, where we are successfully expanding sales. Marketing new niche products across our established core customer base is a key part of our growth strategy.

“After five years of working with the EPA and others, we finally have a commitment from the EPA to modify its disposal regulations under Subtitle D of RCRA.  The uncertainty around the classification of fly ash for disposal is headed towards a final resolution that is acceptable and something that we have worked hard to achieve.”

First Quarter Summary

Headwaters’ first quarter 2014 consolidated revenue increased by 11% to $165.6 million from $149.6 million for the first quarter of 2013. Light building products revenue grew from $76.7 million to $93.0 million in the first quarter of 2014, including acquisition related revenue of $10.1 from trim board and roof tile. Gross profit increased by 10%, to $40.9 million, compared to $37.2 million in the first quarter of 2013. Operating income improved 27%, from $6.0 million in 2013 to $7.6 million in 2014. Adjusted EBITDA increased by $2.4 million, or 11% over 2013. Consolidated Adjusted EBITDA margins improved from 14.6% to 15.4% year over year, after excluding our non-core energy segment.

The loss from continuing operations was $(2.1) million, or $(0.03) per diluted share, for the first quarter of 2014, compared to a loss of $(3.9) million, or $(0.06) per diluted share, for the first quarter of 2013. Net loss including discontinued operations was $(1.4) million, or $(0.02) per diluted share, for the first quarter of 2014, compared to a net loss of $(5.9) million, or $(0.09) per diluted share, for the first quarter of 2013. Adjusted net income from continuing operations was $5.5 million, or $0.07 per diluted share, compared to $3.4 million, or $0.05 per diluted share for the first quarter of 2013.

First Quarter Business Segment Highlights

Business Segment	2014 Revenue	2014 Adjusted EBITDA	2014 Adjusted EBITDA Margin	2013 Adjusted EBITDA Margin
Light Building Products	$93.0 million	$15.4 million	16.6%	15.5%
Heavy Construction Materials	$71.5 million	$13.3 million	18.6%	15.8%

Business Segment	2014 Operating Income	2013 Operating Income	2014 Operating Income Margin	2013 Operating Income Margin
Light Building Products	$5.1 million	$3.1 million	5.5%	4.0%
Heavy Construction Materials	$9.9 million	$7.6 million	13.8%	11.1%

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

First quarter 2014 revenues in the light building products segment increased $16.3 million, or 21%, to $93.0 million. Nine percent of the growth was organic, as all three major product groups experienced positive growth, with the stone product group having the highest growth rate given its exposure to new residential construction.  Poor weather conditions in December, which  continued into January, have slowed sales in certain markets. The soft repair and remodel end market also continues to impact our legacy siding accessory products, but the market softness was partially offset by success in increasing distribution of our new trim board product line. Our block product category experienced modest growth following strong performance in fiscal 2013.

First quarter 2014 gross profit increased by 17% from $20.2 million to $23.7 million, and operating income increased by 65% to $5.1 million from $3.1 million in 2013. Gross margin decreased 80 basis points to 25% in the quarter, due entirely to the inclusion of trim board and concrete roof tile in the sales mix. Adjusted EBITDA for the first quarter of 2014 was $15.4 million, compared to $11.9 million in 2013, an increase of 29%. We experienced 110 basis points in Adjusted EBITDA margin improvement year over year.

We anticipate continued Adjusted EBITDA margin improvement year over year  due to organic revenue growth and ongoing improvements in manufacturing efficiencies.  However, we also expect raw material cost pressure, as resin and cement producers focus on securing price increases in 2014.

Our trim board product line, which was acquired last year, had organic revenue growth of 11% year over year  in the first quarter of 2014. Further, we secured the business of a major two-step distributor that could potentially increase annual trim board revenue by $4.0 million to $6.0 million, when the relationship is fully implemented. We believe we can continue to grow revenue by further expanding distribution of trim board products into our existing customer base.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

First quarter 2014 revenues in the heavy construction materials segment increased by 5% to $71.5 million, compared to $68.2 million for 2013. Revenue increased during the quarter primarily from fly ash price increases and incremental services provided to utilities, but the revenue mix favored product sales compared to last year.  Site service revenue as a percent of total segment revenue is normally higher in the December and March quarters and lower in the June and September quarters, primarily due to seasonality. Service revenue represented approximately 31% of total segment revenue for the first quarter of 2014, compared to 33% for the first quarter of 2013 and 29% for all of fiscal 2013.

Gross profit increased by 15% to $16.8 million in the first quarter of 2014, compared to $14.6 million in 2013, and gross margin increased by 200 basis points to 23%. While revenue increased $3.3 million, operating income increased $2.3 million, or 70% of the revenue increase, from $7.6 million in 2013 to $9.9 million in 2014. Adjusted EBITDA increased $2.5 million from $10.8 million in 2013 to $13.3 million in 2014, or 23%. Adjusted EBITDA margins increased by 280 basis points. The increases in gross profit, operating income, and Adjusted EBITDA in 2014 were due to increases in fly ash revenue, the impact of continuous improvement initiatives, and high margin incremental service projects.

EPA Update

The question of whether disposal of fly ash should be regulated under Subtitle C of RCRA or Subtitle D, as solid waste,  is near resolution. In a consent decree submitted to the U.S. District Court for the District of Columbia on January 29, 2014, the EPA agreed by December 19, 2014 to “sign for publication in the Federal Register a notice taking final action regarding EPA’s proposed revision of RCRA Subtitle D regulations pertaining to coal combustion residuals.” We believe that the EPA’s statement makes it highly likely that fly ash disposal will be regulated under Subtitle D as a solid waste.

We have worked with the EPA for almost five years, and feel very comfortable with the settlement agreed to with Headwaters and the other plaintiffs. We previously reported that the EPA had said that its plan to align new fly ash impoundment water standards with proposed CCP disposal rules “could provide strong support for a conclusion that regulation of [coal combustion residuals]  under RCRA Subtitle D would be adequate.” That alignment is consistent with EPA’s plan to finalize Subtitle D regulations for fly ash disposal.

There is still a possibility that Congress could move forward with statutory language that requires states to follow national disposal standards, backed up by EPA enforcement powers.  The legislation would be protective of the environment, create a rational enforcement mechanism, and improve overall management of fly ash disposal. Headwaters supports the legislation, but Subtitle D regulations would  resolve the uncertainty surrounding beneficial use.

Energy Technology Segment

For the first quarter of 2014, revenue from continuing operations in our energy segment was $1.1 million compared to $4.7 million in 2013. Adjusted EBITDA for the 2014 quarter was $(1.1) million compared to $0.7 million in 2013. The changes in revenue and Adjusted EBITDA are related to the timing of HCAT shipments, which can vary from quarter to quarter depending upon customer inventory levels and the timing of orders.  There has not been a substantial change in the business and revenue will continue to fluctuate on a quarterly basis until we obtain multiple customers.

During 2013, we executed two agreements with refineries that could potentially use HCAT in an additional 55,000 barrels per day of heavy oil. Ultimate use is dependent upon installation of mixing equipment, test trials, and proven benefits. The initial trial at one of the refineries has been completed and trial results are being evaluated.  We anticipate a minimum of 90 days for the evaluation period, as data is analyzed and presented to management. The mixing equipment for the second trial has been designed and will be installed over the next few months, in preparation for a  trial to begin in the September quarter.  We are engaged in negotiations with a third refinery that may also be able to start-up during the September quarter.

Discontinued Operations

We recorded $0.7 million of income from discontinued operations in the first quarter of 2014, representing primarily additional gain on the sale of facilities from our January 2013 transaction. In 2013, we recorded a loss from discontinued operations of $(2.0) million. We currently expect that additional adjustments to the estimated gains and losses from sale of the facilities may be recognized in fiscal 2014.

For all sales transactions, a majority of the consideration is in the form of potential production royalties and deferred purchase price, which amounts are dependent upon future plant production levels over approximately eight years. Such potential proceeds were not considered in the gain and loss calculations and will be accounted for in future periods when any such amounts are received. In the December 2013 quarter, we received $2.7 million of deferred purchase price payments.

Income Taxes

Our estimated effective income tax rate for continuing operations for the 2014 fiscal year is currently expected to be approximately 14%, and this estimated rate was used to record income taxes for the first quarter of 2014.  For the first quarter of 2013, we used an estimated effective income tax rate for continuing operations of 12%.

We have recorded a full valuation allowance on our net amortizable deferred tax assets and accordingly, did not recognize benefit for tax credit carryforwards, net operating loss (NOL) carryforwards or other deferred tax assets in either 2013 or 2014, except to the extent of projected fiscal year earnings. Realization of the deferred tax assets is dependent upon future income from operations. As future income from operations becomes more certain, it is anticipated that the benefits associated with our NOLs and tax credits will be recorded. We currently have a pre-tax NOL in the amount of $190.4 million and unused tax credits of $25.6 million, both of which can be carried forward for up to 20 years from the year they were generated.

Outlook

“We raised $150 million of unsecured senior debt during the quarter to fund tuck-in acquisitions similar to the trim board acquisition we completed last year,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Even though we raised additional debt, we remain firmly committed to deleveraging the company to our stated target net leverage ratio of 2.5 to 3.0 times. We have opportunities to continue to invest in activities that fit well with our core business and should add value to our stockholders. If all of the new debt proceeds were invested in acquisitions, it may impact our deleveraging trajectory; however, the ultimate impact on our net leverage will depend in part on the timing and magnitude of investment of the proceeds.

“2014 started with strong organic revenue growth and almost 200 basis points of operating margin improvement, excluding our non-core energy operations. Our trim board business performed well, and we believe our new roofing acquisition will be accretive in 2014.  Accordingly, we are increasing our Adjusted EBITDA guidance for FY 2014 from a range of $125 million to $140 million, to a new range of $130 million to $145 million, increasing the guidance by $5 million.”

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility in 2012, Adjusted EBITDA and Adjusted EPS do not include results for Blue Flint for any period.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA

	Quarter Ended
(in millions)	12/31/2012	12/31/2013
Income (loss) from continuing operations (GAAP)	$(3.9)	$(2.1)
Net interest expense	10.4	10.1
Income taxes	(0.5)	(0.4)
Depreciation, amortization, and equity-based compensation	12.8	13.5
Acquisition-related costs and adjustments	0.9	0.9
Non-routine customer development costs	0.0	1.4
Cash-based compensation tied to stock price	2.2	0.9
Adjusted EBITDA	$21.9	$24.3

Segment Adjusted EBITDA

Light building products	$11.9	$15.4
Heavy construction materials	10.8	13.3
Energy technology	0.7	(1.1)
Corporate	(3.7)	(4.2)
Cash-based compensation tied to stock price	2.2	0.9
Adjusted EBITDA	$21.9	$24.3

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2012	9/30/2013	12/31/2013
Income (loss) from continuing operations (GAAP)	$(26.5)	$8.3	$10.1
Blue Flint	6.3	0.0	0.0
Net interest expense	52.7	42.5	42.2
Income taxes	0.7	4.0	4.1
Depreciation, amortization, and equity-based compensation	53.2	54.0	54.7
Restructuring costs	2.2	0.0	0.0
Thames bankruptcy	1.0	0.0	0.0
Gain on early debt repayments	(2.4)	0.0	0.0
Write-off of R&D joint venture	3.2	0.0	0.0
Acquisition-related costs and adjustments	0.0	1.8	1.8
Non-routine customer development costs	0.0	0.0	1.4
Cash-based compensation tied to stock price	12.3	5.6	4.3
TTM Adjusted EBITDA	$102.7	$116.2	$118.6

Segment TTM Adjusted EBITDA

Light building products	$63.3	$72.9	$76.4
Heavy construction materials	54.8	56.6	59.1
Energy technology	(3.6)	0.3	(1.5)
Corporate	(24.1)	(19.2)	(19.7)
Cash-based compensation tied to stock price	12.3	5.6	4.3
TTM Adjusted EBITDA	$102.7	$116.2	$118.6

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended
(in millions, except per-share amounts)	12/31/2012	12/31/2013
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP — loss from continuing operations attributable to Headwaters Incorporated	$(3.9)	$(2.1)
Adjustments to numerator:
Amortization expense related to intangible assets	4.9	5.1
Acquisition-related costs and adjustments	0.9	0.9
Customer development costs	0.0	1.4
Cash-based compensation tied to stock price	2.2	0.9
Income tax effect of above adjustments	(0.7)	(0.7)
Total adjustments to loss from continuing operations, net of income tax effect	7.3	7.6
Numerator for adjusted diluted earnings per share from continuing operations	$3.4	$5.5

Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP	62.0	73.1
Effect of above adjustments on calculation of dilutive securities	1.0	1.0
Denominator for adjusted diluted earnings per share, after effect of adjustments on calculation of dilutive securities	63.0	74.1

Reported diluted loss per share from continuing operations	$(0.06)	$(0.03)
Effect of adjustments on diluted income (loss) per share calculation	0.11	0.10
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.05	$0.07

Liquidity and Long-term Debt

The components of our long-term debt (net of discounts) as of December 31, 2013, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Senior notes	150.0	7.25%	January 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.25%	October 2018
Convertible senior subordinated notes, net of discounts	7.6 49.5	2.50% 8.75%	February 2014 February 2016
Total	$607.1

As of December 31, 2013, there was $7.7 million of debt maturing within the next two years. We had $175.3 million of cash on hand at December 31, 2013 and total liquidity of $212.3 million, which includes the impact of providing $22.7 million for letters of credit for various purposes and certain other ABL borrowing base limitations.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through February 12, 2014 by dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4665996.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.  In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2013, Quarterly Reports on Form 10-Q, and other periodic filings.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com.  There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2012	2013
Revenue:
Light building products	$76,688	$93,012
Heavy construction materials	68,158	71,521
Energy technology	4,727	1,082
Total revenue	149,573	165,615

Cost of revenue:
Light building products	56,501	69,338
Heavy construction materials	53,584	54,765
Energy technology	2,243	619
Total cost of revenue	112,328	124,722

Gross profit	37,245	40,893

Operating expenses:
Amortization	4,936	5,106
Research and development	1,606	2,243
Selling, general and administrative	24,671	25,984
Total operating expenses	31,213	33,333

Operating income	6,032	7,560
Net interest expense	(10,472)	(10,056)
Other income (expense), net	36	12

Loss from continuing operations before income taxes	(4,404)	(2,484)
Income tax benefit	530	350

Loss from continuing operations	(3,874)	(2,134)
Income (loss) from discontinued operations, net of income taxes	(1,998)	700

Net loss	(5,872)	(1,434)
Net loss attributable to non-controlling interest	0	6
Net loss attributable to Headwaters Incorporated	$(5,872)	$(1,428)

Basic and diluted income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$(0.06)	$(0.03)
From discontinued operations	(0.03)	0.01
	$(0.09)	$(0.02)
Weighted average shares outstanding:
Basic	61,982	73,066
Diluted	61,982	73,066

Operating income (loss) by segment:
Light building products	$3,127	$5,086
Heavy construction materials	7,607	9,933
Energy technology	82	(2,286)
Corporate	(4,784)	(5,173)
Total	$6,032	$7,560

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	December 31,
	2013	2013
Assets:
Current assets:
Cash and cash equivalents	$75,316	$175,327
Trade receivables, net	109,868	76,106
Inventories	37,383	45,811
Other	21,316	23,531
Total current assets	243,883	320,775

Property, plant and equipment, net	159,619	165,768
Goodwill	137,198	194,885
Intangible assets, net	139,797	134,590
Other assets	43,512	47,472
Total assets	$724,009	$863,490

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$21,810	$14,471
Accrued liabilities	119,211	96,302
Current portion of long-term debt	7,553	7,654
Total current liabilities	148,574	118,427
Long-term debt	449,420	599,460
Income taxes	24,637	24,515
Other long-term liabilities	16,968	22,940
Total liabilities	639,599	765,342

Stockholders’ equity:
Common stock - par value	73	73
Capital in excess of par value	720,828	721,711
Retained earnings (accumulated deficit)	(635,972)	(637,400)
Treasury stock	(519)	(617)
Total Headwaters Incorporated stockholders’ equity	84,410	83,767
Non-controlling interest in consolidated subsidiary	0	14,381

Total stockholders’ equity	84,410	98,148
Total liabilities and stockholders’ equity	$724,009	$863,490